UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (03-04)

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Notice of Annual Meeting

and

Proxy Statement

2012

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building A  •  Cranbury, NJ 08512

April 19, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Innophos Holdings, Inc., our sixth as a publicly traded company. The meeting is scheduled to be held at 9:00 AM EDT on May 18, 2012, at the Crowne Plaza Hotel, located at 390 Forsgate Drive, Jamesburg, New Jersey 08831.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or Internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randolph Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building A  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2012 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	May 18, 2012

Time:	9:00 AM EDT

Place:	Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831

Purposes:	1. Election of seven (7) members of the Board of Directors for terms extending until the next Annual Meeting;

2. Ratification of selection of an independent registered public accounting firm; and

3. Proposal for advisory vote on approval of the compensation of Named Executives

Who Can Vote:	Stockholders of record at the close of business on April 9, 2012.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•       If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•       If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 19, 2012	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2012 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 19, 2012 to the Company’s stockholders of record on April 9, 2012. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2012 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 18, 2012.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three Company officers, Messrs. William N. Farran, Neil Salmon, and Mark Feuerbach, appointed by the Board and named on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of April 9, 2012.

How many shares of Common Stock may vote at the Meeting?

As of April 9, 2012, there were 21,795,242 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record.”

If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the seven (7) nomineess to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the seven (7) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1 –	Requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 3 –	Requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie Partners, Inc. $5,000, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie Partners, Inc., a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than March 19, 2012, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2013 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2013 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on January 18, 2013. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 nor more than 90 days in advance of our 2013 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2013 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2013 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than February 18, 2013 and no later than March 19, 2013. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

The Board currently consists of seven directors, six of whom are independent. During 2011, the Board and its standing committees held a total of 18 meetings (7 Board and 11 committee) and took action by written consent in lieu of meetings a total of 5 times. The directors’ attendance at meetings of the Board and committees averaged approximately 97% in 2011. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2011 annual meeting of stockholders.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board determines whether directors and nominees for election as directors are independent in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide a number of specific exclusions based on business and/or family relationships from being considered independent.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rules; (ii) meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. From November 2006 through 2011, the Company complied on a timely basis with all SEC and NASDAQ Stock Market rules relating to the composition of the Board and committees as those rules became applicable. At the present time, the Company remains in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership from time to time in the future.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since its formation in 2004, Mr. Gress has served as President and Chief Executive Officer of the Company and also acted in the capacity of Board chair before being formally elected as Chairman in November 2006.

However, all other directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created a new office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the amended by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities on the Board and its committees concerning, among other things, meetings, information flow, agenda setting and management oversight.

In connection with the creation of the office, the Board elected Gary Cappeline, an independent director, to serve as the first LID. Mr. Cappeline has served on each of the Board’s three standing committees, has chaired the Audit Committee and currently chairs the Compensation Committee. He was re-elected as the LID at the 2010 and 2011 annual organizational meetings of the Board to serve until the 2012 annual organizational meeting of the Board.

The Company was organized and began independent operation of an existing business in August 2004. In November 2006, it became a publicly traded entity. In the ensuing year, the Board reviewed the governance issues and principles relating to the existing combination of the offices of chief executive and chairman and concluded that the interests of the Company and its stockholders were best served by creating the new office of the LID and electing a qualified candidate to that office. Among factors that supported that conclusion were the following: (i) the Board believed the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there was no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there was a concern that dividing the roles could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already was implementing alternative measures to strengthen Board independence and oversight (for example, the Board was being expanded solely with independent directors, Board committees were all being chaired by independent directors, and at Board and committee meetings, time was being allocated for independent directors to meet in executive session without management personnel present); and (v) although trends favored increased oversight by independent boards of directors, potential benefits of splitting the roles could be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at anytime to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversee and monitor the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and committees. The Board has adopted an Enterprise Risk Management Policy, or ERMP, for the Company providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company Enterprise Risk Management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at anytime, the full Board itself devotes at least one session annually (normally in May or June in connection with its annual organizational meeting) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. It does so on a full two year review cycle and on a one year interim cycle involving detailed updates, normally in conjunction with the timing of annual insurance coverage renewals. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Nominating & Corporate Governance Committee—this Board committee is generally responsible for the oversight of risk exposures not specifically delegated to the other Board committees and works directly with the Chief Risk Officer, or CRO, who is an executive officer of the Company. In practice, it is expected that the greater part of the Board-related ERMP activities will be conducted through this committee.

•

Audit Committee—this Board committee is generally responsible for oversight dealing with risk exposure arising from or relating to the Company’s financial reporting and financial controls. In this area, the committee is supported by Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•

Management’s Ethics and Governance Committee / Chief Executive Officer. This committee chaired by the CEO comprises a number of other senior executives and managers including the CRO and is the primary management tool to oversee management responsibilities with regard to risk. It is aligned with the Board through the Nominating & Corporate Governance Committee.

•

Management’s Leadership Team. This group, chaired by the CEO and comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the CRO. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

•

Chief Risk Officer. This office, currently held by the Vice President-Research and Development, provides leadership and guidance to the organization, and ultimately to the Board, with respect to ERMP processes. The CRO, assisted by insurance and loss prevention personnel, applies policies, frameworks, methodologies and tools in the areas of risk identification, risk assessment, risk response and risk monitoring to fulfill the responsibilities of (i) developing and implementing enterprise-wide risk reporting, (ii) ensuring consistent application of the ERMP framework and methodologies, and (iii) developing appropriate methodologies for determination of risk appetite at the Board level.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to our named executives. The Committee believes that, although the larger part of compensation value provided to our named executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. Since the Company became publicly traded in 2006, the bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) generally vest only at the end of multi-year performance cycles, and award levels for each cycle have been based on returns on invested capital (ROIC) or combinations of ROIC with other standards of profitability like growth in contribution margin introduced in 2011. The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting or exercisability) generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company (or business unit) financial achievement and fulfillment of individual goals. Historically, the financial goals have been based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), EPS (Earnings Per Share) and/or FCF (Free Cash Flow), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out on individual goals if Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline	X	X*
Linda J. Myrick			X*
Karen Osar	X*	X	X
Amado Cavazos		X	X
John Steitz	X	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available on the Company’s website (www.innophos.com) under the tab “Investor Relations,” and then by selecting “Corporate Governance,” followed by “Documents and Charters.” The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	Code of Ethics

•	Code of Ethics for Senior Financial Officers

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s financial statements and its financial reporting process;

•	review the effectiveness of the Company’s internal accounting and financial controls;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent auditor (now referred as the independent registered public accounting firm);

•	select the independent registered public accounting firm and monitor its qualifications and independence;

•	review and monitor the Company’s compliance with legal and regulatory requirements;

•	review and discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks;

•	review and investigate matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest;

•	review policies with respect to risk assessment and risk management, including the risk of fraud;

•	review the Company’s annual report, proxy statement and SEC filings (Form 10-K, Form 10-Q, Form 8-K, etc), including Management’s Discussion and Analysis; and

•	prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations.

Of the Committee members, the Board has determined that both Ms. Osar, chair of the Committee, and Mr. Cappeline meet the SEC’s definition of “audit committee financial expert.” All Committee members are “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The principal purpose and responsibility of the Committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend to nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	to develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board Committees;

•	to oversee compliance with ethics policies and consider other matters of corporate and Board governance;

•

review the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership;

•	to assist the Board in its oversight of the Company’s enterprise risk management (“ERM”) process, and prepare the Board for its annual ERM review; and

•	develop and review succession plans of the chief executive officer.

The Committee is to consist of at least two members; however, the Committee currently consists of three members, all of whom are independent.

The Committee will also evaluate candidates for the Board recommended by stockholders. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the Committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The Committee is interested in nominating candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. The Company’s business now focuses on specialty chemical manufacturing in North America with worldwide sales and distribution. The Committee believes persons who can bring demonstrated successful experience in related fields, expertise in relevant disciplines, and who can work diligently, collegially, but with independent criticality, with senior management and fellow Board members will make the most desirable candidates for director. Although it has no specific criteria as to geographic or other diversity among directors or candidates, in recognition of the Company’s significant operations and human resources located in Mexico, the Committee believes it is important to have a presence on the Board reflecting that perspective.

Compensation Committee

The Compensation Committee has a written charter adopted by the Board. The Compensation Committee’s primary purpose and responsibilities are to:

•	review and approve compensation policies, including cash-based and equity-based incentive plans, for the Board and senior executives;

•

approve the annual goals and objectives for the chief executive officer; evaluate the chief executive officer’s performance in light of those goals and objectives; and recommend to the Board the chief executive officer’s compensation level based on this evaluation;

•	review and approve employment agreements, severance agreements or change of control agreements and other compensatory arrangements between the Company and its executive officers;

•	approve, adopt, amend and terminate pension and retirement plans of the Company;

•	approve the parameters of overall compensation policy throughout the entire Company; and

•

produce all reports on executive compensation required on behalf of the Committee or the Board, review all other compensation discussion and analysis disclosure materials, and generally oversee compliance with the compensation reporting requirements of the Securities and Exchange Commission.

The Compensation Committee regularly consults with external, independent consultants that advise it on compensation issues. During 2011, the Compensation Committee engaged Aon/ Hewitt (“Hewitt”) to provide compensation related services and advice relating to executives. Hewitt reported directly to the Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2011 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2011, the Company incurred approximately $75,500 of fees and expenses in respect of executive compensation services performed by Hewitt, all of which were in support of the Compensation Committee’s functions. Since 2004 and 2005, the Company’s subsidiaries in the U.S. and Canada, respectively, also have engaged Hewitt (through a separately managed affiliate) to provide services for qualified pension plans maintained by those subsidiaries. For 2011, the Company’s subsidiaries incurred approximately $35,600 of additional costs in respect of pension plan support services from Hewitt, including actuarial services for defined benefit plans and plan design work and studies for both defined benefit and defined contribution plans. Those expenses are ordinary and necessary obligations for the maintenance and administration of such types of plans by their sponsors and were not approved by the Board or the board of any subsidiary.

The Compensation Committee has the final authority to retain and terminate consultants and determines the terms and conditions of those relationships. In their engagements, compensation consultants receive directions from, and consult with, the Committee, as well as senior management. In the course of its duties, the Committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the Committee seeks and considers the information and advice provided by its consultants, decisions by the Committee are ultimately the Company’s responsibility.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Consistent with those objectives and procedures, we pay our directors compensation structured as follows:

Fee Type	Value in $	Notes
Annual Retainer Cash	35,000
Annual Retainer Stock	50,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($15,000 for chair)
Compensation	2,500	($7,500 for chair)
Nominating & Corporate Governance	2,500	($7,500 for chair)
Meeting Fee (for each Board or committee meeting)
Board in person	1,500
Committee in person	1,000
Any telephonic attendance	500

In order to better align the interests of directors with those of the stockholders, directors utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (the equivalent of $50,000 in fair market value at time of issue) in actual shares of Company Common Stock following their successful election or re-election at annual meetings. Directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which they are afforded until March 2014 (or five years after first election) to achieve and maintain a level of ownership of Common Stock equal in value to five times the amount of their annual cash retainer (currently $35,000). At the current level of cash retainer and an illustrative price per share of Common Stock of $50, compliance with the policy would require each director to own a minimum of 3,500 shares.

For services rendered as directors in all Board and committee capacities in 2011, we provided for our directors the following compensation:

Director Compensation Table

The following table sets forth compensation earned for our Independent Directors who were serving as directors at the end and during 2011 for Innophos and its subsidiaries:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
Gary Cappeline	87,500	50,004	—	—	—	—	137,504
Amado Cavazos	53,000	50,004	—	—	—	—	103,004
Linda Myrick	54,500	50,004	—	—	—	—	104,504
Karen Osar	74,000	50,004	—	—	—	—	124,004
John Steitz	61,500	50,004	—	—	—	—	111,504
Stephen Zide	—	50,004	—	—	43,500	—	93,504

(1)	On May 25, 2011, the Company issued 1,144 shares of stock to each of our independent directors in payment of their annual stock retainer at $43.71 per share, which represented the closing market price on that date.
(2)	Election under deferred compensation plans, excluding interest earnings.

Each of our current directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the Corporate Governance Guidelines and the charters of its three standing committees of the Board. The Guidelines, Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.”

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company to (1) the Board, (2) the committee chairs, or (3) the outside directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable Committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

The Company’s subsidiary, Innophos, Inc., and Albemarle Corporation, or Albemarle, of which John Steitz, a director of the Company and Innophos, Inc. since 2009 is an executive officer, are parties to a contract originally entered into by their predecessors in 1995, and pursuant to which profits from the sale of a catalyst are shared by the parties. For the year ended December 31, 2011, Innophos derived approximately $16.6 million of revenue from the arrangement. The contractual relationship with Albemarle has been approved and ratified by the Nominating & Corporate Governance Committee following review in accordance with the related person transaction standards referred to above.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the three Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at seven with all the directors’ terms of office set to expire with the 2012 Annual Meeting. All the directors listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	62
	Director Since:	2007
	Current Committees:	Compensation (Chair) and Audit
	Biography and Other Directorships:	Mr. Cappeline is currently the Lead Independent Director. Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Houghton International (a manufacturer of metal working fluids), Shoes for Crews LLC (a manufacturer of slip resistant footwear), and RelaDyne Inc. (a distributor of lubricants and fuels). He previously served as a board and executive committee member of the American Chemistry Council (a chemical industry trade association) and the Board of Unifrax Corporation (a manufacturer of high temperature insulation products).

Amado Cavazos	Age:	67
	Director Since:	2008
	Current Committees:	Compensation and Nominating & Corporate Governance
	Biography and Other Directorships:	Mr. Cavazos is a director of Innophos. Mr. Cavazos retired from Du Pont, S.A. de C.V. in 2003 after holding numerous management and executive positions in Mexico, Venezuela, Puerto Rico and USA since 1968. From 1996 to 2003, Mr. Cavazos was Director of Coatings Businesses for Mexico and Central America. He was Group Director of Du Pont Mexico from 1993 to 1995 and Director of Corporate Planning from 1989 to 1993. During this time he represented Du Pont on several Boards of Directors; Nylon de Mexico, Tetraetilo de Mexico, Química Fluor, and Industrias Tecnos. From 1982 to 1987, Mr. Cavazos was Group Director for Du Pont Mexico and COO for three of its joint ventures, reporting directly to the Boards of Directors (Pigmentos y Productos Químicos, La Domincia and Química Fluor). Mr. Cavazos earned a B.S. in Chemical Engineering from Virginia Polytechnic Institute and an M.B.A. from Tecnológico de Monterrey.

Randolph Gress	Age:	56
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Randolph Gress is Chairman of the Board, Chief Executive Officer, President and Director of Innophos. Mr. Gress joined Innophos as Chief Executive Officer and Director at the company’s inception in 2004. He joined Rhodia in 1997 and held various positions including Global President of Rhodia’s Specialty Phosphates business and Vice President and General Manager of the Sulfuric Acid business. Prior to joining Rhodia, Mr. Gress spent 14 years at FMC Corporation where he worked in various managerial capacities in Strategic Planning, Business, Operations, and Supply Chain. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Linda Myrick	Age:	56
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance (Chair)
	Biography and Other Directorships:	Linda Myrick is Group Manager for Research & Development for Air Liquide Sante International in Paris, France, a position she has held since June 2009. Previously, she was Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott Specialty Gases in 2004, she served as an independent member of the board of directors of Berwind Pharmaceutical Services, Inc., West Point, PA and from 2001 to 2003 held various executive management positions with Rhodia, Inc. including Vice President & General Manager, North America, Home, Personal Care & Industrial Ingredients, and, until September 2002, Vice President & General Manager, North America (US and Canada), Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation, Philadelphia, PA. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware and an M.B.A. from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	62
	Director Since:	2007
	Current Committees:	Audit (Chair), Compensation, and Nominating & Corporate Governance
	Biography and Other Directorships:	Ms. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut from 2004 through Chemtura’s formation in 2005 (and from 2004 was Executive Vice President of a predecessor company) until her retirement in March 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director of Webster Financial Corporation, a bank holding company, since 2006 and SAPPI Ltd., a global pulp and paper company whose shares are listed on the New York Stock Exchange.

John Steitz	Age:	53
	Director Since:	2009
	Current Committees:	Audit and Compensation
	Biography and Other Directorships:	Mr. Steitz is President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer and marketer of highly engineered specialty chemicals, including polymer additives, catalysts and fine chemicals, a position he assumed in March 2012. Since 2007, he had served as Executive Vice President and Chief Operating Officer and prior to that time as Albemarle’s Senior Vice President, Global Business Operations. Prior to joining Albemarle in 2000, Mr. Steitz was Vice President and General Manager of Mallinckrodt Incorporated’s Pharmaceutical Chemicals Division.

Stephen Zide	Age:	52
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide received an M.B.A. from Harvard Business School, a J.D. from Boston University School of Law and a B.A. from the University of Rochester. He serves as a director of Sensata Technologies B.V, HD Supply, Inc., The Weather Channel, LLC and Trinseo LLC.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates, all of whom are being proposed for re-election were the following:

Nominee	Material Factors Considered

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his prior leadership as chair of two Board standing committees, his qualifications as a financial expert for Audit Committee purposes, and his role as the LID.

Mr. Cavazos	His experience in numerous managerial positions with a global chemical producer, particular strength in operations and familiarity with the industry environment in Mexico and Latin America.

Mr. Gress	His extensive background and experience as an executive in the specialty chemical industry, his leadership role in the founding of the Company in 2004 and guiding it from leveraged buyout vehicle to publicly traded entity, his experience as chief executive officer of the Company overseeing its business and personnel for nearly eight years and his right under an employment contract to be nominated to the Board and be chosen as chairman if elected.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, managerial expertise in the fields of technical research and development, and leadership of a standing Board committee.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer, her leadership as chair of a standing Board committee, and qualifications as a financial expert for Audit Committee purposes.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations.

Mr. Zide	His background, training and related experience, first as a legal advisor and then as a private equity professional and financial advisor, his leading role in organizing the leveraged buyout of the Company in 2004, and his experience serving continuously on its Board since that time.

Your Board Recommends that Stockholders Vote FOR all Seven (7) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, or PwC, has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2011 and 2010, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, due diligence services, audits of employee benefit plans (for plan year 2009) and tax services. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report,” the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2012. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote to Approve the Selection of PwC as Independent Registered Public Accounting Firm for 2012.

Proposal 3

Advisory Vote on Executive Compensation

In Proposal 3, we provide stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, requires a “say on pay” vote and another periodic advisory vote on the “frequency of say on pay.” At the 2011 Annual Meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which was then adopted by the Board.

The Proposal consists of the following non-binding resolution to be presented to the 2012 Annual Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby advise that they approve of the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under Executive Compensation, including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting.

While this vote is not binding on the Company or the Board of Directors and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in this Proxy Statement. We believe you should also consider the following key factors in determining whether to approve this proposal:

•

Our executive compensation program has been designed to establish a strong pay-for-performance culture based on the achievement of key business objectives reinforced by incentive-based pay. While total remuneration opportunities for executives were reflective of competitive opportunities and best practices in the marketplace, they were contingent upon the attainment of high levels of performance identified with increasing shareholder value both for the short and long-term.

•

Our 2011 short-term incentive program (STIP) was based on attainment of key Company business objectives, including Earnings Per Share (EPS) and Free Cash Flow (FCF), as well as attainment of personal objectives designed to complement Company performance and improvement. The STIP goals were both financial and non-financial and quantitative and qualitative in nature. Company-wide achievement for 2011 measured by the two performance measures was above target level for the “C Factor” at 1.06, and all our Named Executives were scored at target or better for their P Factors.

•

Our long-term incentive program (LTIP) of performance shares made in 2011, like grants in prior years, was based on a three year performance cycle. However, for 2011, it utilized performance metrics that combined Return on Invested Capital (ROIC) with Contribution Margin (CM) growth. The goals for those metrics were established based on our budget and projections and refined to reflect the Company’s most recent strategic goals. Performance share payouts to our Named Executives from the cycles ending in 2011 reflected the maximum level of 200% of target, based on Company performance for the periods underlying the payout that were 86% above target. Our LTIP awards of stock options for last year were made at fair market value in March 2011 when our stock was trading at $39.67 per share. When the first portion of those grants became exercisable in 2012, the stock was trading at $47.87 per share.

•

Our executive compensation was again well-aligned with performance in 2011. Record Specialty Ingredient sales were recorded for the Company and each segment, while profitability levels were sustained in a rapidly increasing raw material cost environment, with Mexico Specialty Phosphates profitability more than doubled versus 2010. Earnings Per Share of $3.83 were the highest achieved in three years and second only to an historic 2008 level. Innophos improved its return of cash to shareholders via a 47% increase in the 2011 quarterly dividend rate and the implementation of a share buyback program.

•

Our executive compensation program has been designed to align management’s interests with our stockholders’ interests through stock ownership. We encourage long-term stock ownership by our employees and maintain stock ownership guidelines requiring Named Executives to hold common stock with values at least equal to specified multiples of their respective base salaries. Generally, under our LTIP, our stock option awards take three years to fully vest, and our performance share awards are based on multi-year cycles, generally requiring continued employment to receive an award payout. The value of equity awards to our Named Executives in 2011 under our LTIP amounted to an average of more than 30% of total compensation.

•

Our executive compensation program and policies have been operated to avoid problematic pay practices. For example, our executive officers are provided minimal perquisites, we have not participated in any practice of surrendering or re-pricing stock options, our Named Executives’ severance provisions in “change of control” circumstances under their executive employment contracts are all “double-trigger”(that is, requiring both a control change and an actual or constructive termination in a limited time frame) and we have determined that tax “gross up” provisions for change in control payout purposes under new executive employment contracts no longer will be used.

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s Named Executives. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors unanimously recommends a vote FOR the advisory vote approving 2012 executive compensation. Unless you instruct otherwise on your proxy card or by other voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP for professional services for 2011 and 2010:

	2011	2010
	(Dollars in thousands)
Audit (1)	$1,957	1,765
Audit-Related (2)	744	147
Tax (3)	885	987

Total	$3,586	2,899

(1)	Fees for professional services provided for the audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda, including consents.
(2)	Fees for professional services that principally include due diligence services, audits of employee benefit plans and JD Edwards Enterprise One implementation audit-related review procedures.
(3)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2011 and 2010, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2011 with Company management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

We also discussed with Company management management’s assessment of Innophos’s disclosure controls and procedures as of December 31, 2011. We have received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Karen Osar

Gary Cappeline

John Steitz

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase shareholder value for the long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. For 2011, the Company achieved financial performance above plan reflected in short term bonus payout levels above target as discussed below. Our long-term compensation programs make use of traditional forms of stock incentives based on our Common Stock and ultimately depend on that security for their value. Increased value for our shareholders means increased value for our executives.

In this section, we discuss our compensation policies and objectives and the programs we have established to achieve them with respect to our “Named Executives” who are listed in the Summary Compensation Table in this proxy statement. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. The Statement is as follows:

1.	Our compensation programs will be designed and operated with reference to competitive labor market averages.

2.	Our base pay rates will be targeted at approximately the median of selected peer group(s) in the marketplace (described below) and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are aimed at the median of the selected peer group(s) in the marketplace. The design should provide significant upside potential for exceptional business and individual performance. However, individual incentives will not be provided if a threshold level of Company performance is not met.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term (multi-year) compensation should be equity-based and keyed to our publicly traded Common Stock, so as not only to attract and motivate talent, but also to align executives’ goals as owners with those of the shareholders. The level of equity based awards will be targeted at the median of selected peer group(s) in the marketplace. Executives should be encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with shareholder interests.

6.	In determining the extent to which awards will be given or performance goals are found to be met the Committee follows established principles required by Company plans, such as generally accepted accounting principles (GAAP), and guidelines consistent with its compensation philosophy, but may exercise its judgment and discretion in the application of those guidelines or deviate from those guidelines in any proper case or in any given year.

7.	The combined value of equity awards and other compensation is intended to place our total compensation at or near the median of selected peer group(s) in the marketplace, if all performance goals are met or exceeded.

8.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

9.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

Objectives. We seek to employ our strategy to attain the objectives of recognizing performance of our Named Executives, aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Recognize Performance. Our five Named Executives have an average of more than 15 years in the specialty chemical business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives is intended to reflect superior experience, continued high performance and a career of prior service. Key elements of compensation that depend on Named Executives’ performance include: (i) cash bonuses based on assessment of Company and individual performance against quantitative and qualitative measurements on a year-to-year basis; (ii) equity related compensation; and (iii) merit increases to base salary.

Align Interests. We seek to align the interests of our Named Executives with those of our investors by grading performance on the basis of financial measurements that we believe develop long-term value for shareholders. Our view of the elements of compensation that align the interests of executives with shareholders include: (i) equity incentive compensation, which links a significant portion of compensation to shareholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) long-term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term shareholder value; and (iii) requirements concerning stock retention. In 2011, short-term incentives (STI) were determined on the basis of earnings per share (EPS) goals and free cash flow (FCF) targets, while long-term incentives (LTI) for the three year cycle then beginning were determined on the basis of return on invested capital (ROIC) and growth in contribution margin (CM), strongly aligning the interests of our Named Executives with those of our investors.

Retain Talent. Stock retention requirements and contingent incentive pay based on long-term financial goals are used to provide an incentive for senior executives to stay employed with the Company, thus retaining their skills and knowledge for shareholder benefit. We also enhance our retirement program by making larger contributions to participants as they near retirement age, which often correlates with longer service. In addition, we require continued service to receive maximum payment, including extended vesting and exercisability on stock options for participants who retire, restricted stock awards subject to forfeiture, unless future service is completed, and performance share awards that pay out fully only if an executive participant remains with the Company for the entire multi-year performance period.

Impact of Prior “Say on Pay” Vote

In May 2011, as part of the first “say on pay” vote under the Dodd-Frank Act, our stockholders passed an advisory resolution approving the compensation of our Named Executives as set forth in our proxy statement by an affirmative vote of 95.9% of the votes cast on the proposal. The Committee believes the vote was confirmatory of its compensation philosophy and its prior efforts in designing and implementing compensation policies and programs that have been successful in promoting growth in shareholder value by our Named Executives. As evidenced elsewhere in this discussion, for 2011 and into 2012, the Committee did not find it necessary or desirable to make material changes in compensation programs, either as a result of the advisory vote or any other input from stockholders.

Setting Compensation

Based on the objectives discussed above, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Board. Normally, compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and its Committees-Compensation Committee.”

When making compensation decisions, the Committee considers individual performance, competitiveness with the external market, and internal equity.

The Committee’s consultant for 2011, Hewitt, completed a comprehensive study in December 2009 to evaluate competitive levels of executive base pay, short-term bonus and long-term incentives. The study compared Innophos executive compensation to executive compensation from a selected group of peer companies and other survey data, as shown below. Statistical analysis was used to adjust the compensation data to reflect the Company’s size (approximately $800 million in revenue) compared to the peers (approximately $ 1.5 billion in revenue). This information was aged forward through 2011 using a 3.2% average executive wage change data considered applicable by Hewitt and was used by the Committee as the principal basis of making base salary adjustments for the Named Executives for 2012. In so doing, the Committee followed the same process as it had the previous year and as discussed in the 2011 proxy materials. For 2012 salaries with regard to the CEO and CFO positions, the Committee also reviewed benchmark information supplied by the Committee’s consultant for 2012, Mercer (US), Inc., that used the same selected peer group for comparison.

Our Named Executives for 2011 were Messrs. Randolph Gress, Neil Salmon, William Farran, Louis Calvarin and A. Shabot. Pay levels for Messrs. Gress, Salmon and Farran were compared to pay provided to similarly situated executives at the following specialty chemical companies:

Albemarle Corp	Int’l Flavors & Fragrances	Quaker Chemical Corp.
Arch Chemicals Inc.	Koppers Holdings Inc.	Sensient Technologies Corp.
Calgon Carbon Corp.	Kronos Worldwide Inc.	Sigma Aldrich Corp.
Compass Minerals Intl. Inc.	Minerals Technologies Inc.	Valhi Inc.
Ferro Corp.	Newmarket Corp.
Fuller (H.B.) Co.	OM Group Inc.

For Mr. Calvarin, there was insufficient “role-specific” data available from the noted companies to compare his pay. In his case, data was derived from a broader group of over 60 companies in general industry. For Mr. Shabot, who is the senior executive of our Mexico operations, the data came from chemical companies and general industry survey data in Mexico.

In making compensation decisions, the Committee compares elements of Company compensation against available data from the relevant peer groups, whose constituents are reviewed and approved by the Committee generally on an annual basis. A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. In 2011, the Committee reviewed the basis for allocating between short-term and long-term incentive compensation, and, making use of information provided by Hewitt, determined the appropriate level and mix of incentive compensation and guideline levels for long term incentive grants. The Committee’s considerations regarding long-term incentives resulted in a grant to the Named Executives made in March 2011 under our existing 2009 Long Term Incentive Plan (the “2011 LTI Grant”). The 2011 LTI Grant consisted of value granted approximately 50% in performance shares and 50% in non-qualified stock options. The proportions and composition of equity components in future grants may differ from previous grants. For example, the most recent long-term incentive grant made in March 2012 utilized values of approximately 60% performance shares, 20% stock options and 20% restricted stock.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the Chief Executive Officer (CEO). The Committee determines compensation for the other Named Executives and makes recommendations to the full Board with respect to CEO compensation. The process for the CEO is an ongoing one with elements of periodic self-scoring, evaluation and review by the Committee with the CEO, followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board of Directors, regarding performance of the Named Executives. In addition to the services of outside consultants and counsel, the Committee has regularly called upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2011, the Committee completed its design, targeting and award activities on a timely basis in that framework.

2011 Executive Compensation Components

For 2011, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions. Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 10% of) the market median for the base salary established for each position. Base salaries are reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

During the first quarter of 2012, the Committee reviewed the current Named Executives’ base salaries. Following that review, the Committee approved merit increases effective January 1, 2012 for Messrs. Gress, Salmon, Farran, Calvarin and Shabot of 5.0%, 5.0%, 3.0%, 3.0% and 4.0%, respectively, to keep them within ranges the Committee considered as competitive and in line for comparable positions in the peer group (with compensation data adjusted for size as explained above).

Short Term (Annual) Incentive Compensation

This compensation component was embodied in the 2010 Executive, Management and Sales Incentive Plan with targets established in a program for 2011 (the “2011 STIP”). The 2011 STIP governed all short term incentive awards granted through December 31, 2011, even if not paid until 2012 or thereafter. The Plan provided the Committee latitude to design for the Named Executives cash-based, short term incentive compensation award packages to promote high performance and motivate executives to achieve annual corporate and individual goals. The Named Executives participated in the 2011 STIP along with other Company employees worldwide. Except as provided otherwise in individual employment agreements, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned).

Under the 2011 STIP, the Named Executives could receive individual, market-competitive bonuses (based on three levels of performance, “threshold,” “target” and “maximum” measured as a percentage of base pay) that would be earned if the executives achieved requisite performance for applicable annual goals. The following table shows the 2011 target bonus percentages for each Named Executive:

Named Executive	Target Bonus (as a percentage of base salary)
Randolph Gress	80
Neil Salmon	50
William Farran	45
Louis Calvarin	45
A. Shabot	40

Our practice for the Named Executives is to pay 70% of STI awards based on financial goals and 30% on individual performance, as we explain in more detail below.

Company-wide and individual performance goals are used to determine the level of payout under the 2011 STIP. If target performance is achieved with respect to these goals, the Named Executives will be awarded 100% of the target bonus. If threshold performance is achieved, the Named Executives will be awarded 50% of their weighted financial target bonuses and up to 100% of their weighted individual target bonuses. (See below for weighting of financial and individual goals.) If maximum performance is achieved, the Named Executives will be awarded 300% of their weighted financial target bonuses and up to 200% of their weighted individual target bonuses. Any financial performance below threshold levels results in no payout under the program, and financial performance above maximum will not result in a total bonus payment in excess of 270%, assuming both exceptional Company and individual performance. Financial performance between threshold and target performance and target and maximum performance is interpolated to determine payout level. For individual performance, scores are interpolated between 0 and 200% with 100% being the target.

For 2011, 70% of the award (the weighted financial target) for the Named Executives was based upon the Company financial goal, or “C Factor.” This goal, measured globally for the Company as a whole and for all Named Executives in the same manner, was achievement of the levels indicated in the table below for 2011with a weighting of 90% for earnings per share (EPS) and 10% for free cash flow (FCF), in each case derived from the Company’s financial results:

Factor Component	Threshold (50% award level)	Target (100% award level)	Maximum (300% award level)
EPS*	$2.90	$3.68	$5.06
FCF*	$49 million	$53 million	$60 million

*	The 2011 STIP performance base measure of EPS was defined as fully diluted earnings per share as evidenced by the audited consolidated statement of income of the Company as reported in its Form 10-K filed with the SEC. The 2011 performance base measure of FCF was defined as the sum of (a) Net cash provided from operating activities and (b) Capital expenditures as reported in the audited consolidated statement of cash flows of the Company as reported in its Form 10-K filed with the SEC. Base measures may be adjusted upward or downward by the Committee to reflect equitable circumstances not taken into account in strict applications of Generally Accepted Accounting Principles, or GAAP.

Achievement of threshold and target performance, respectively, results in a 50% and 100% payout of the C Factor portion of the target award (or, at the C Factor weight, 35% and 70%, respectively of the total target award.) Achievement of maximum performance results in a payout of 300% of the C Factor portion of the target award (or, at the C Factor weight, 210% of the total target award.)

The remaining 30% of the 2011 STIP award target (the weighted individual target) for the Named Executives was based upon achieving individual performance objectives, or “P Factors.” These are specific goals within the plan participant’s area of responsibility that are considered to influence either the C Factor results or otherwise positively affect short and long-term Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s “Leadership Team” (composed of senior management in business areas) so that the individual goals are consistent with, and help contribute to, overall Company performance. The P Factors for the Leadership Team, including Named Executives (except for the CEO), are approved by the Committee in consultation with the CEO early in each year. The CEO presents the Committee with P Factors proposed for the CEO position, and the Committee then reviews and recommends the CEO’s P Factors to the Board for approval. In establishing P Factors, consideration is given to values they bring to the Company (other than as directly related to C Factors) and an assessment of achievability during the award period. Within that framework, the Committee seeks to have “target” levels set for P factors that are realistic and attainable, but challenging to the executives.

Achievement of target performance results in 100% payout of the “P Factor” portion of the target award. Achievement below target may result in payout between 0 and 99% of the “P Factor” portion depending on the percentage achievement of the individual objectives by the scoring method used for the STIP. Achievement of maximum performance can result in a payout of 200% of the “P Factor” portion of the target award (or, at the P Factor weight, 60% of the total target STIP award). In practice, however, “P Factor” scores above 150% are considered to have a very low probability of attainment. Moreover, no payment of this incentive will be made, regardless of individual performance, unless the Company achieves the overall minimum financial performance level for its global financial goals (i.e. threshold on the C Factor). It is not our policy for the Company to pay bonuses where it has failed to meet a threshold of acceptable financial performance on a Company or unit wide basis.

Subject to the above criteria, the calculation of a proposed award under the 2011 STIP can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

In the formulation of STIP awards, the CEO recommends to the Committee for its determination STIP awards to the other Named Executives. The Committee assesses the CEO’s performance and determines the award for the CEO, subject to approval of the Board, as part of its role in approving the CEO’s compensation level. During 2011, the Committee comprised exclusively independent directors and it excludes management during its deliberation of the compensation matters for the CEO.

Based on Company financial performance, the overall 2011 C Factor score applied to all Named Executives was 1.06, or 106% of target. The final C Factor score was determined by the Committee after adjustments to the 2011 audited financial results presented by management and determined proper by the Committee. There were no adjustments of significance for 2011.

Based on the scoring process pertaining to their personal objectives for 2011, Messrs. Gress, Salmon, Farran, Calvarin, and Shabot achieved 2011 P Factor scores of 1.21, 1.31, 1.18, 1.06, and 1.01, respectively. The Named Executives’ P Factor determinations for 2011 reflected the following individual achievements:

Randolph Gress	In addition to Company-wide leadership, Mr. Gress’ scores reflected successful development and implementation of the strategy for growth and acquisitions, progress for the long-term raw materials strategies, upgraded safety and environmental processes, implementation of new business systems, continued executive succession planning and development.

Neil Salmon	Mr. Salmon’s score reflected implementation of changes to the Company tax structure, improvement in investor confidence and success with investor relations, upgrades to the strategic and budget planning processes and active oversight of the Company ERP system.

William Farran	Mr. Farran’s score reflected his leadership in achieving favorable progress and resolution of a number of legal matters, including the conclusion of proceedings with affiliates of Rhodia S.A. and the Mexican National Waters Commission. These actions significantly reduced and/or eliminated Company liabilities in areas where it faced substantial exposure.

Louis Calvarin	Mr. Calvarin’s score reflected his leadership of the raw materials sourcing strategy, manufacturing cost improvements, capital project management, and health, safety and environmental performance.

A. Shabot	Mr. Shabot’s score reflected his leadership of the Latin American business strategy advancement, achieving growth in the specialty ingredients business, upgrading safety programs and maximizing continuous quality improvement throughout the teams in Mexico.

Taking into account the achievement of the applicable C Factors and P Factors, awards for the Named Executives under the 2011 STIP were as follows:

CALCULATION OF 2011 STIP AWARDS

Name/Position	Base Salary used to calculate STIP (in dollars)	Target Percentage Earned	Weighted C Factor Results	Weighted P Factor Results	STIP Award (in dollars)	STIP Award as % of Base Salary
Randolph Gress	710,600	111	1.06	1.21	628,170	88
Neil Salmon	315,701	114	1.06	1.31	179,160	57
William Farran	281,894	110	1.06	1.18	139,030	49
Louis Calvarin	268,079	106	1.06	1.06	127,869	48
A. Shabot*	262,591	105	1.06	1.01	131,130	42

*	Mr. Shabot’s bonus and percentage of base salary were calculated using his “integrated cash salary” as that term is applied in Mexico. This includes, in addition to monthly cash salary, the value of certain cash benefits he received, including vacation premium, Christmas premium, and savings fund payments, as well as food coupons, all in accordance with prevailing Mexican practice.

Long Term Incentives

Our principal tool for supporting an LTI program has been the 2009 Long Term Incentive Plan (the “2009 LTIP”) approved by stockholders at the 2009 Annual Meeting as a substantially similar replacement for a 2006 plan. The LTI awards made in 2011 (the “2011 LTI Program”) were filled from the 2009 LTIP.

The Named Executives each were awarded a market-competitive level of incentives under the 2011 LTI Program consistent with our established LTI guidelines (as discussed under “Setting Compensation”). For 2011, awards were granted in the form of stock options (50% of value) and “performance shares” (50% of value), a proportion that may vary by Named Executive or from year-to-year in future grants. The number of stock options granted is determined by dividing the stock option value awarded (for 2011, 50% of total LTI award) in dollars by the estimated grant date economic value of each option as calculated using a Black-Scholes methodology and a 90 day trailing average price to which that methodology is applied. A similar process (without the Black Scholes pricing) is used to determine the number of performance shares. Performance shares are authorized shares of the Company’s Common Stock which it is obligated to issue and deliver to participants if pre-established measures of Company performance are met for the multi-year performance cycle related to each award. Except as provided otherwise in employment agreements and in cases of retirement, performance shares cannot be earned, unless the participant’s employment continues through the cycle and at least the minimum goals for the entire cycle are met.

Performance cycle parameters previous to 2011 were based exclusively on the Company’s Return on Invested Capital or “ROIC” as defined for those cycles. The 2011 awards established a performance cycle spanning the years 2011, 2012 and 2013, with attainment based on ROIC and a new factor of Contribution Margin Growth “CMG” (in each case, as defined in and calculated under the 2011 LTI Program).

Subject to the component definitions, the formula for determining the ROIC percentage for the performance cycle initiated with the 2011 award is a three year average of each individual full year’s ROIC calculated as follows:

Adjusted Net Income + Post Tax Interest Expense

(Total Assets – Cash) – (Total Liabilities – Debt)

The formula also establishes a “ROIC Multiplier” above (up to 1.50) and below (down to 0) specified ranges of attained ROIC centered on a strategic plan target of a three year average ROIC of 20.6%, as shown on the horizontal axis of the summary table below. The ROIC Multiplier is interpolated for actual ROIC results between the noted figures in the table.

CMG is then calculated as total contribution margin generated for the three years in the performance cycle (2011, 2012 and 2013), less three times the base period (the year immediately preceding the cycle, or in the case of the 2011 awards, 2010). (For the 2011 awards, adjustments were made to the base period contribution margin for certain Mexican water duties accrued in 2010.) The CMG is then translated into a CM Bonus Factor, as shown on the vertical axis of the summary table below. The CM Bonus Factor is interpolated for actual CMG results between the noted figures in the table. Finally, the percentage payout factor (or “PPF”) is derived by multiplying the CM Bonus Factor by the ROIC Multiplier. The resulting PPF is shown at the intersection of the CM Growth row and ROIC Multiplier column in the grid and is capped at a maximum payout of 200%, which is considered “excellence.”

3yr CM growth 2011-2013 cumulative vs. 2010 base	CM Bonus Factor	Percent Payout Factor on performance shares from 0% target shares to 200% target shares
22.5%	250	—	125	200	200	200
19.3%	200	—	100	200	200	200
16.2%	150	—	75	150	188	200
13.0%	100	—	50	100	125	150
6.5%	50	—	25	50	63	75
0.0%	—	—	—	—	—	—

	ROIC Multiplier	—	0.50	1.00	1.25	1.50
	3 yr avg ROIC	18.1%	19.3%	20.6%	21.8%	23.0%

The performance parameters for the 2011 LTIP awards are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for ROIC applied in the grid.

The table below shows, for the performance cycle defined in the 2011 LTI Program, the threshold, target and maximum goals that were set, as well as the levels that have been set for LTI awards in prior performance cycles (prior cycles exclusively expressed in ROIC) and the levels of achievement (including on an interim basis) obtained under the programs.

LTI Performance Measured By Goal and Achievement

Award (Performance Cycle Years)	Threshold*	Target*	Maximum*		ROIC Achieved*	Performance Factor Achieved		Year Payable
2011 LTI (2011, 2012, 2013)	18.1/0	20.6/13.0	23.0/16.2	***	N/A	110	(I)**	2014

2010 LTI (2010, 2011, 2012)	11.50	19.30	27.05		24.27	164	(I)	2013
2009 LTI (2009, 2010, 2011)	11.73	13.05	17.49		25.13	200	(F)	2012
2008 LTI (2008, 2009, 2010)	11.96	13.01	15.37		46.54	200	(F)	2011
2007 LTI (2008, 2009, 2010)	10.15	11.01	12.95		40.96	200	(F)	2011

*	All ROIC and CMG shown in percent. For the 2011 LTI Program, with both ROIC and CMG as parameters, the table is shown with minimum ROIC/CMG for threshold, the target ROIC/CMG for target and the maximum ROIC/CMG for maximum. For prior cycles, the table is shown with average ROIC, the only parameter for those cycles. The table includes adjustments to ROIC resulting from the Committee’s decision to adjust the targeted ranges of that measure upward for 2011 and 2012 in the 2010 LTI award to make them more challenging after review of the Company’s long-term strategic plans in late 2010 and corrections made to the 2007 and 2008 ROIC calculations. The ROIC component definition for the 2011 LTI Program differs from the prior cycles.
**	The achievement of 110 for the 2011 LTI represents interim PPF based on a three year average ROIC with each yearly ROIC calculation based on a five quarter average invested capital. The PPF is a combination of ROIC multiplier and CM bonus factor. Awards achieved are based on averages derived from all component years in a cycle, so that interim (I) achievements for partial cycles above or below indicated levels in the table above are not necessarily indicative of what final (F) award levels will be attained for the full cycle.
***	As the grid preceding the table indicates, there are a number of combinations of ROIC and CMG that can result in a maximum payout as shown in the Percent Payout Factor area. For illustrative purposes, the figures shown in the table are the minimum CMG achievement level shown on the Percent Payout Factor sector that would result in a maximum payout when achieved with the associated ROIC figure.

Future performance cycles may be based on periods shorter or longer than those now in effect and on measurements other than ROIC or CMG, or with adjustments to either that may not have applied to previous cycles, all as the Committee may determine based on its perception of long-term performance measures most reflective of the aspects of the Company’s financial goals to be achieved. The achievement levels of awards were selected and set by the Committee in 2011 in light of the facts and circumstances known about the Company’s historical, budgeted and projected business and prospects at that time.

Under the LTIP, no performance shares are earned if performance were to fall below the threshold level applicable to the particular cycle. If the threshold level of performance were achieved, the Named Executives would earn the threshold percentage of the target performance share award. If maximum performance were achieved, the Named Executives would earn 200% of the target performance share award. Performance between threshold and target and between target and maximum performance is to be interpolated to determine amount of performance shares earned. Performance shares may also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned.

Options granted under the 2011 LTI Program will be outstanding for up to ten years from date of grant and will vest (and first become exercisable) ratably over three years on each of the succeeding anniversaries of the grant date. The 2011 LTI Program generally followed prior years’ programs on option term and exercisability.

The ultimate value of the payout to each Named Executive will depend on future circumstances, such as the value of the Common Stock at time of distribution and the extent to which the particular executive remains employed by the Company.

The 2011 LTI Grant to the Named Executives consisted of the following:

Named Executive	LTIP Award as a Percentage of Base Salary (*)	Number of Options	Per Share Exercise Price ($)	Number of Performance Shares (**)
Randolph Gress	130	27,200	39.67	14,600
Neil Salmon	75	7,000	39.67	3,700
William Farran	71	5,900	39.67	3,150
Louis Calvarin	55	4,400	39.67	2,300
A. Shabot	30	2,400	39.67	1,250

*	Percentage of base salary employing valuation methodology of options and performance shares used under the LTI Program by the Committee for award purposes, which included for 2011 and prior years, in addition to that disclosed under footnote (1) of the Summary Compensation Table, average per share pricing for a pre-grant period of 90 days and discounts for both risk of forfeiture and time value of money as computed by benefit consultants to the Committee. Allocation of value was approximately 50% for options and 50% for performance shares (at target). Grants for 2012 were not made with discounts factored into the valuation.
**	Target award shown. Final payout could be as high as two times the number of shares shown.

All awards of stock options under the LTI programs have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is publicly traded, options normally will be granted with an exercise price equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date.

By using a mix of stock options and performance share awards in its more recent LTI programs, the Company has been able to enhance shareholder value and compensate the Named Executives for activities associated with improvements to the business. As mentioned, in March 2012, the Committee added a restricted share award as a third component into the most recent awards. Of course, these programs deliver the maximum effect only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong performance in support of the stock. The programs also encourage retention of equity through installment vesting over extended periods and by imposing forfeitures for terminations.

The Company anticipates using a combination of stock options vesting in annual installments, restricted stock vesting in annual installments and shares awarded based on selective Company performance over a multi-year cycle, as its principal basis for future long-term incentive awards so long as sufficient shares are made available to support such programs.

Stock Ownership Policy

The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in February 2009. Under that policy, executives are afforded until March 2014 (or five years after hire) to achieve and maintain a level of ownership of Common Stock equal in value to a set multiple of their annual base salary. The policy established the multiple for Directors at five times

(5x) annual cash retainer, for the CEO at five times (5x) base compensation, for the Chief Financial Officer and the General Counsel at two times (2x) base compensation and for the other executives at one time (1x) base compensation. As of December 31, 2011, all our Named Executives and Directors (except Mr. Shabot) already were in compliance with the policy requirements.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating U.S. Named Executives (and all other participating U.S. employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan” (the “Restoration Plan”). That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($245,000 in 2011). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the U.S. (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Commencing January 1, 2008, enrollment in the savings plan became automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

All Named Executives who participated (except for Mr. Salmon who had 2.3 years of Company service at December 31, 2011) were fully vested in the DCP employer annual retirement contributions, and all Named Executives who participated were fully vested in the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the U.S. by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. Messrs. Gress (as to the disability coverage only), Salmon, Farran and Calvarin have elected coverage under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Mr. Gress is provided a taxable car allowance of $1,000 per month and a living allowance of $4,000 per month net of taxes in lieu of relocation expense as he resides in another state.

Mr. Salmon was provided with relocation benefits per Company policy in connection with his hire in 2009, plus an educational allowance for his minor dependents for a period of three years from hire, not to exceed an aggregate of $10,000 net of taxes attributable to any given year.

Mr. Shabot receives benefits generally provided to managerial employees in Mexico. These include a company car and life and medical insurance.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2011 are included in the “All Other Compensation” column under the “Summary Compensation Table.”

Executive Employment Agreements

The Named Executives all have executive employment agreements with the Company entered into before 2011. The agreements for the Named Executives employed in the United States were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. In the case of Mr. Shabot, a Mexico executive, his employment agreement consists of the statutory agreement used generally for Mexican employees with specific wage and benefit terms described as required. The agreements are described in more detail under the caption “Related Transactions-Employment Agreements.”

Additional details concerning the amounts payable to the Named Executives relating to severance benefits, including those in connection with a change-in-control, are included elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 in non-performance based compensation that is paid to certain individuals. The Company believes that compensation paid to each Named Executive under the compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Gary Cappeline

Amado Cavazos

Karen Osar

John Steitz

Summary Compensation Table

The following table sets forth certain compensation for Innophos Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as officers at the end and during 2011 for Innophos and its subsidiaries:

Summary Compensation Table

The following table sets forth certain compensation for Innophos Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as officers at the end and during 2011 for Innophos and its subsidiaries:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (3)	Total ($)
Randolph Gress	2011	710,600	—	579,182	466,208	628,170	—	287,174	2,671,334
Director, Chief Executive	2010	680,000	—	590,640	515,678	1,038,244	—	284,058	3,108,620
Officer & President	2009	602,500	—	356,965	352,757	1,005,888	—	176,076	2,494,186

Neil Salmon (4)	2011	315,701	—	146,779	119,980	179,160	—	53,331	814,951
Vice President & Chief	2010	281,875	—	133,536	117,152	281,029	—	142,163	955,755
Financial Officer	2009	68,750	—	39,996	—	68,372	—	43,704	220,822

William Farran	2011	281,894	—	124,961	101,126	139,030	—	68,373	715,384
Vice President & General	2010	271,052	—	133,536	117,152	242,666	—	66,516	830,922
Counsel	2009	259,380	—	87,420	89,736	239,512	—	38,275	714,323

Louis Calvarin	2011	268,079	—	91,241	75,416	127,869	—	52,504	615,109
Vice President, Operations	2010	257,759	—	95,016	83,680	231,461	—	60,941	728,857
	2009	251,472	—	72,850	74,265	232,549	—	41,724	672,859

A. Shabot (5)(6)	2011	262,591	—	49,588	41,136	131,130	—	64,175	548,620
Vice President, Latin America	2010 2009	258,228 115,141	— —	23,112 —	19,874 —	230,443 110,334	— —	83,965 39,691	615,622 265,166

(1)	The SEC rules relating to executive compensation disclosure require reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to the stock awards, the assumption is that the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed pursuant to FASB ASC Topic 718 and are included in Note 11 to the Company’s Financial Statements for the year ended December 31, 2011 in the Company’s Annual Report on Form 10-K filed with the SEC.
(2)	Amounts included in this column represent the annual short term incentive plan (STIP) amounts (i.e. cash bonus) that were earned and accrued based on performance for the 2011 year, but paid in March 2012. Mr. Shabot’s 2010 bonus amounts include a hiring bonus of $60,622 related to his 2009 employment offer. Mr. Shabot’s 2010 and 2011 bonus is calculated on his integrated salary which includes his base salary, holiday premiums, vacation premiums, and other benefits.
(3)	Other Compensation

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans	Temporary Housing Allowance (b)	Nonqualified Deferred Compensation (c)	Other (d)	Total Other Compensation
Randolph Gress	9,800	21,139	79,364	161,487	15,384	287,174
Neil Salmon	9,800	16,082	—	27,449	—	53,331
William Farran	11,276	18,124	—	31,049	7,924	68,373
Louis Calvarin	10,723	19,223	—	22,558	—	52,504
A. Shabot	—	—	—	—	64,175	64,175

(a)	Matching contributions by the Company to each of the named executives pursuant to the DCP.
(b)	Mr. Gress receives a temporary housing allowance of $4,000 per month net after taxes.
(c)	Contributions by the Company to each of the Named Executives pursuant to the non-qualified Restoration Plan.

(4)	Mr. Salmon was elected Vice President and Chief Financial Officer in September 2009.
(5)	Mr. Shabot’s compensation is converted from Mexican Pesos to U.S. Dollars at the average exchange rate for the applicable year.
(6)	Mr. Shabot was elected Vice President, Director General, Innophos Latin America in July 2009.

The table below provides information on the nonqualified deferred compensation of our named executives officers in and as of the end of 2011.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Randolph Gress	—	161,487	(36,706)	—	711,775
Neil Salmon	—	27,449	(1,482)	—	34,809
William Farran	—	31,049	(2,564)	—	146,206
Louis Calvarin	—	22,558	(1,986)	—	86,228

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($245,000 in 2011)). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings are included in the Summary Compensation Table.
(3)	The portion of the Aggregate Balance as of December 31, 2010 reported in the Summary Compensation Table prior to the current year-end for the following named executives were: Mr. Gress $505,245; Mr. Salmon $8,842; Mr. Farran $97,505; Mr. Calvarin $54,473.

(d)	Other includes the following:

	Vehicle Allowances	Relocation Expenses	Executive Life / Disability Insurance	Tax Services	Tuition Reimbursement	Foreign Service Payments and Benefits (1)	Total
Randolph Gress	12,000	—	3,384	—	—	—	15,384
William Farran	—	—	1,824	6,100	—	—	7,924
A. Shabot	10,935	—	—	—	—	53,240	64,175

(1)	Foreign service payments include vacation premiums, holiday premiums, saving fund and post employment benefits such as severance indemnities and death benefits

Grants of Plan-Based Awards in 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($) (2)
Randolph Gress	March 18, 2011	N/A	N/A	N/A	7,300	14,600	29,200	—	27,200	39.67	1,045,390
Neil Salmon	March 18, 2011	N/A	N/A	N/A	1,850	3,700	179,672	—	7,000	39.67	266,759
William Farran	March 18, 2011	N/A	N/A	N/A	1,575	3,150	6,300	—	5,900	39.67	226,087
Louis Calvarin	March 18, 2011	N/A	N/A	N/A	1,150	2,300	4,600	—	4,400	39.67	166,657
A. Shabot	March 18, 2011	N/A	N/A	N/A	625	1,250	2,500	—	2,400	39.67	90,724

(1)	In March 2011, the Named Executives were awarded performance shares entitling them to receive, at the end of a three year cliff vesting term, a number of shares of Common Stock, ranging from zero to a specified maximum, calculated using a future average return on invested capital and contribution margin growth for a performance cycle (the three year period 2011-2013 for a 2011 award) as defined solely by reference to the Company’s results. Amounts equivalent to dividends accrue over the vesting period and are paid on performance shares when distributed. Executives forfeit performance shares upon termination of employment prior to vesting, except for specified cases where performance share rights may be retained on a pro-rata or full basis. Depending on circumstances, shares vest on control changes affecting employment and are generally not paid out at less than 100% of target.
(2)	Grant date fair value for the performance shares is $39.67 per common share at target level and grant date fair value for the stock option grants is $17.14 for the March 2011 grant.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randolph Gress	61,296	—	—	2.55	April 1, 2015	—	—	—	—
	59,000	—	—	15.20	October 22, 2017	—	—	—	—
	49,000	—	—	18.38	April 25, 2018	—	—	—	—
	38,000	19,000	—	14.57	May 7, 2019	—	—	—	—
	16,433	32,867	—	25.68	March 11, 2020	23,000	1,116,880
	—	27,200	—	39.67	March 18, 2021	14,600	708,976

Neil Salmon	3,733	7,467	—	25.68	March 11, 2020	5,200	252,512	—	—
	—	7,000	—	39.67	March 18, 2021	3,700	179,672

William Farran	22,436	—	—	2.55	April 1, 2015	—	—	—	—
	16,000	—	—	15.20	October 22, 2017	—	—	—	—
	15,000	—	—	18.38	April 25, 2018	—	—	—	—
	9,667	4,833	—	14.57	May 7, 2019	—	—	—	—
	3,733	7,467	—	25.68	March 11, 2020	5,200	252,512	—	—
	—	5,900	—	39.67	March 18, 2021	3,150	152,964

Louis Calvarin	15,000	—	—	2.55	April 1, 2015	—	—	—	—
	16,000	—	—	15.20	October 22, 2017	—	—	—	—
	11,000	—	—	18.38	April 25, 2018	—	—	—	—
	8,000	4,000	—	14.57	May 7, 2019	—	—	—	—
	2,667	5,333	—	25.68	March 11, 2020	3,700	179,672	—	—
	—	4,400	—	39.67	March 18, 2021	2,300	111,688

A. Shabot	633	1,267	—	25.68	March 11, 2020	900	43,704	—	—
	—	2,400	—	39.67	March 18, 2021	1,250	60,700

(1)	Ten years from grant date.
(2)	Reflects the target share amounts attributable to the performance shares granted on March 18, 2011 and March 11, 2010.
(3)	The market value per common share at December 31, 2011 was $48.56.

Options Exercised and Stock Vested in 2011

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes (#)	Value Realized on Vesting ($)
Randolph Gress	6,808	278,788	49,000	17,989	2,584,260
Neil Salmon	—	—	4,134	1,284	218,027
William Farran	—	—	12,000	3,214	632,880
Louis Calvarin	—	—	10,000	3,074	527,400
A. Shabot	—	—	—	—	—

(1)	Vested stock options exercised in connection with the 2005 stock option grant.
(2)	Performance share awards which were granted in 2009 which vested on December 31, 2011. The awards were paid out at maximum level. These performance share awards were paid on February 29, 2012 and were valued at a closing market price on that date of $50.38 plus a dividend equivalent of $2.36 on the earned shares.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Messrs. Gress, Salmon, Farran and Calvarin are eligible for severance in the event of qualifying terminations in accordance with their employment agreements described in more detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Executive Employment Agreements” and “Related Transactions—Employment Agreements.” Those agreements reflect terms negotiated between the Company and the Named Executives. All Named Executives based in the U.S. are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements can be summarized for Messrs. Gress, Salmon, Farran and Calvarin, respectively, as follows:

Termination Without Cause or For Good Reason:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24, 18, 18, and 15 months (or applicable severance policy if greater), respectively, from termination – payable in monthly installments

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 24, 18, 18 and 15 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 24, 18, 18 and 15 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 24, 18, 18 and 15 months, respectively, from termination

Termination Without Cause or For Good Reason in Connection with Change-in-Control:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36, 27, 27, and 18 months (or applicable severance policy if greater), respectively, Company severance policy if greater, from termination – payable in lump sum

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 36, 27, 27 and 18 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 36, 27, 27, and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 36, 27, 27 and 18 months, respectively, from termination

Termination for Cause:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance

Termination by Retirement:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Entitlement to LTIP targeted performance shares for the performance cycle period up to retirement (beginning with 2009 LTIP awards), contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

Mr. Shabot is party to a standard form of employment agreement in use for our executive employees in Mexico. That agreement contains no special provisions for termination under the various circumstances specified for our U.S. based Named Executives, since payment of severance in specified amounts is determined by statute in Mexico. No modification to statutory severance occurs by reason of changes in control.

As of December 31, 2011, the Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in- Control** ($)
Mr. Gress*	3,453,516	5,180,274
Mr. Salmon*	958,942	1,438,411
Mr. Farran*	827,711	1,241,567
Mr. Calvarin*	655,956	787,147
Mr. Shabot*	116,000	116,000

*	The amounts shown in the tables are derived from applying provisions of current employment agreements with the Company as to salary and other benefits applicable to the Named Executives on December 31, 2011. For Messrs. Salmon, Farran, and Calvarin, who had no prior employment agreements, their agreements provide overall severance benefits generally greater than available under applicable Company policies (particularly in control change circumstances). However, where the applicable terms of plans or policies may produce a larger benefit, the table gives effect to the provision producing the larger benefit.

The following includes the spread value (as of December 31, 2011) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Retirement ($)	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Mr. Gress	—	2,219,283	3,385,674	3,465,471
Mr. Salmon	—	358,676	465,061	665,259
Mr. Farran	793,046	519,690	622,773	793,046
Mr. Calvarin	—	389,679	463,859	588,455
Mr. Shabot	—	65,310	—	154,729

Related Transactions

Employment Agreements

Messrs. Gress, Salmon, Farran, Calvarin, and Shabot. The Named Executives based in the U.S., except for Mr. Salmon, entered into executive employment agreements with the Company effective January 25, 2008. For Mr. Salmon, the effective date was October 1, 2009. In general, the agreements have the same overall features for each of the Named Executives, differing as to that executive’s job description, base salary amount, relative level of target bonuses, entitlements to levels of welfare, fringe and other benefits and severance pay periods. The agreement covering Mr. Gress provides further that he is entitled to be nominated for election to the Board and, if elected by the stockholders, is to serve as a director and be named Chairman of the Board.

After initial terms, the agreements are in their automatic renewal terms of one year, unless one year’s notice of non-renewal is given. They may be terminated at any time by the Company with or without “Cause” (as defined) or by the executives for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for their termination as a result of disability or death. The agreements provide for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 24, 18, 18 and 15 months of base salary (or the amount resulting from the prevailing Company severance policy if greater) for Messrs. Gress, Salmon, Farran and Calvarin, respectively, paid in installments, together with short and long-term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods.

The agreements also contain so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the four Named Executives’ employment occur during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36, 27, 27 and 18 months for Messrs. Gress, Salmon, Farran and Calvarin, respectively, and payment of the severance amounts in lump sum is required. The agreements contain terms providing the executives with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. In general, payment of amounts due under the agreements is subject to the parties’ delivering and not revoking releases.

The employment agreements for the Named Executives in the U.S. also provide confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Mr. Shabot is a party to an employment agreement dated July 6, 2009 with our Mexican subsidiary, Innophos Servicios de Mexico S. de R.L. de C.V., which provides for his employment as an executive for an indefinite term and sets forth his job description, integrated salary and entitlements to benefits. That agreement, unlike the forms in use in the U.S., does not contain any special termination-related provisions for severance under ordinary or change of control circumstances, since severance entitlements in Mexico are mandated by statute. As to Mexican post-employment restraints that are applicable to Mr. Shabot, by law, these are not allowed to include non-competition, but confidentiality rights are enforceable during the term of the agreement and are extended to a year after the contract termination. Additionally, Mr. Shabot is restrained from revealing proprietary/technical information during the employment term and indefinitely, provided that such information continues to be confidential and proprietary to Innophos.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge, in 2011, there were no untimely required filings under Section 16(a) of which the Company is aware.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at April 15, 2012 (1)
Principal Stockholders	Number of Shares	Percentage of Class
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	2,384,053	11.029%
Vanguard Group Inc. (3) 100 Vanguard Boulevard Malvern PA 19355	1,498,291	6.93%
Allianz Global Investors Capital LLC (4) 600 West Broadway San Diego, CA 92101	1,273,662	5.9%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 31, 2012) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	According to Company information and a Schedule 13G/A filed February 14, 2012, filed by reporting person consisting of FMR LLC, a Delaware limited liability company whose business address is 82 Devonshire Street, Boston, Massachusetts 02109, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).
(3)	According to Company information and a Schedule 13G dated December 31, 2011 filed by reporting person consisting of Vanguard Group, Inc., a Pennsylvania corporation whose business address is 100 Vanguard Boulevard, Malvern, PA 19355, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).
(4)	According to Company information and a Schedule 13G dated December 31, 2011 filed jointly by reporting persons consisting of (i) Allianz Global Investors Capital LLC, a Delaware limited liability company (“AGIC”) and (ii) NFJ Investment Group, a Delaware limited liability company (“NFJ”), whose business addresses are c/o 600 West Broadway, San Diego, CA 92101 (AGIC) and 2100 Ross Avenue, Dallas, TX 75201 (NJF), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of April 15, 2012 by each director and nominee, by each current Named Executive, and by all directors, nominees and executive officers as a group.

	Common Stock Beneficially Owned at April 15, 2012 (1)
Name and Office	Number of Shares	Percentage of Class
Named Executives
Randolph Gress, President and CEO (2)	390,947	1.8%
Neil Salmon, Vice President and CFO (3)	13,745	*
William Farran, Vice President, General Counsel and Corporate Secretary (4)	77,468	*
Louis Calvarin, Vice President-Operations (5)	120,465	*
A. Shabot, Vice President-Latin America (6)	2,406	*

Directors/Nominees:
Gary Cappeline (7)	15,689	*
Amado Cavazos	8,910	*
Linda Myrick (8)	16,881	*
Karen Osar (9)	12,114	*
John Steitz	6,121	*
Stephen Zide	9,470	*

Directors/Nominees and Executive Officers as a group	674,216	3.1%

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of April 15, 2012) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	Includes options entitling the holder to purchase 268,226 shares of common stock within 60 days after the noted date.
(3)	Includes options entitling the holder to purchase 9,799 shares of common stock within 60 days after the noted date.
(4)	Includes options entitling the holder to purchase 54,933 shares of common stock within 60 days after the noted date.
(5)	Includes options entitling the holder to purchase 60,800 shares of common stock within 60 days after the noted date.
(6)	Includes options entitling the holder to purchase 2,067 shares of common stock within 60 days after the noted date.
(7)	Includes options entitling the holder to purchase 6,219 shares of common stock within 60 days after the noted date.
(8)	Includes options entitling the holder to purchase 7,411 shares of common stock within 60 days after the noted date.
(9)	Includes options entitling the holder to purchase 2,644 shares of common stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any shareholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 19, 2012

INNOPHOS HOLDINGS, INC.	COMPANY #
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945
There are three ways
to vote your Proxy

Your telephone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.
VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965

QUICK EASY IMMEDIATE

•   Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 17, 2012.

•   Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/iphs/

QUICK EASY IMMEDIATE

•   Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 pm. (EDT) on May 17, 2012.

•   Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St Paul, MN 55164-0873.

If you vote by Telephone or Internet, please do not mail your Proxy Card

ò   Please detach here  ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote “FOR” Proposals 1, 2, and 3.

1.	Election of Directors:	01 02 03	Gary Cappeline Amado Cavazos Randolph Gress	04 05 06	Linda Myrick Karen Osar John Steitz	07 Stephen M. Zide	☐	FOR all nominees (except as marked)		☐	WITHHOLD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of independent registered public accounting firm for 2012						☐	For	☐ Against	☐	Abstain

3.	Approval of compensation of Named Executive Officers as disclosed in the Innophos Holdings, Inc. Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.						☐	For	☐ Against	☐	Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address Change? Mark Box ☐ Indicate Changes below								Date:

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 18, 2012

9:00 a.m. E.D.T.

Crown Plaza Hotel

390 Forsgate Drive

Jamesburg, New Jersey 08831

Innophos Holdings, Inc.
259 Prospect Plains Road
Cranbury, New Jersey 08512	Proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on May 18, 2012.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2, and 3 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Neil Salmon and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crown Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831, on May 18, 2012, at 9:00 EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

See reverse for voting Instructions.